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                                    EXHIBIT R
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                                  GLORIOUS LTD

Registered Office at Maples & Calder
P.O. Box 309
Ugland House
South Church Street
George Town
Grand Cayman, Cayman Islands, B.W.I.

June 23, 1997

Serge Fecteau, Esq.
Alcan Aluminium

VIA FACSIMILE:  001.514.848.8372

Dear Mr. Fecteau:

In reference to the purchase of 250,000 shares of Unique Mobility restricted shares, I have been advised of the Offshore Securities Purchase Agreement dated June 23, 1997. I understand that said securities have not been registered under the United States Securities Act of 1933. I further understand that the aforementioned agreement is being executed and delivered in reliance upon the exemption from registration afforded by Regulation S, under the U.S. Securities Act of 1933 and is governed in accordance with the internal substantive laws of the State of New York.

I affirm that Shelley Gluck, Sec./Treasurer of Millennium Financial Group, Inc., has been appointed as our agent and has authorization to sign the Offshore Securities Purchase Agreement on our behalf.

Regards,

/s/ Corrado Guscetti

Corrado Guscetti
Glorious Limited